UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

Abercrombie & Fitch Co.

(Exact name of registrant as specified in its charter)

Delaware	1-12107	31-1469076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6301 Fitch Path, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (614) 283-6500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 31, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Abercrombie & Fitch Co. (the “Company”) granted equity awards to the Company’s senior executive team, including the Company’s Chief Executive Officer Michael S. Jeffries, and the Company’s Chief Operating Officer and Chief Financial Officer Jonathan E. Ramsden. The Committee granted Mr. Jeffries 151,380 performance shares pursuant to his employment agreement, dated as of December 9, 2013, with the Company. The Committee also granted Mr. Ramsden 45,000 performance shares and 40,000 stock appreciation rights. In each case, the performance shares will be settled in shares of the Company’s Class A Common Stock.

The Committee has made a number of significant changes to the structure of the 2014 equity awards, reflecting extensive input from stockholders of the Company and the Company’s ongoing commitment to best practices in executive compensation and corporate governance. The Committee believes that the approach adopted in respect of the 2014 equity awards will support critical business objectives and align with stockholders’ interests. Specifically, the Committee has closely linked the 2014 equity awards with challenging performance targets intended to reflect a significant improvement in the Company’s business results, in order to further align executive compensation with the Company’s stated operational goals of improving margins, maintaining a disciplined approach to capital allocation, and delivering significant improvements in returns to stockholders.

The Company and the Committee will continue to review performance-based compensation metrics in light of prevailing best practices.

For the Company’s Chief Executive Officer, Mr. Jeffries, 100% of his 2014 equity award was in the form of performance shares. For the Company’s Chief Operating Officer and Chief Financial Officer, Mr. Ramsden, 75% of his 2014 equity award was in the form of performance shares, with the remaining 25% in the form of stock appreciation rights.

The performance shares will be earned (and become vested) following the end of Fiscal 2016 depending on the level of achievement against three equally-weighted performance metrics, comprised of Relative Total Shareholder Return (“TSR”), Return on Equity (“ROE”), and improvement in Earnings Before Interest and Taxes (“EBIT”) margin (“EBIT Margin Improvement”).

Relative TSR will be measured over a three-year performance period. In order to earn any Relative TSR performance shares, Relative TSR for the performance period must exceed the 30th percentile of the defined peer group, with the Target payout achieved at the 60th percentile of the peer group and the Maximum payout achieved at or above the 90th percentile. The peer group for this purpose will be all companies in the S&P Retail Select Industry Index at both the beginning and the end of the performance period.

For Mr. Jeffries, no payout will be earned for the performance period if TSR is negative in absolute terms. For other participants, the payout for the performance period will be capped at Target if TSR is negative in absolute terms.

The ROE metric will be measured on an average basis over a three-year performance period and calculated as GAAP Net Income for each year divided by the 5-point average quarterly stockholders’ equity for the year. To achieve the Target level of performance, the Company will be required to achieve an average ROE of 15% over the three-year performance period. No payout will be earned for average ROE below 10.5%, and the Maximum payout will be earned for average ROE of 20% or greater.

The EBIT Margin Improvement metric will be set by the Committee on an annual basis over the three-year performance period. Achievement of the metric will be measured by comparing the prior year and current year adjusted EBIT margins to measure the degree of improvement. Adjusted EBIT margin is a non-GAAP metric, since reported results for each of the prior and current periods will be adjusted to exclude certain items that, in the view of the Committee, do not reflect the underlying margin improvement that this metric is intended to motivate and incentivize. For 2014, achievement of the Target level of performance will require the Company to achieve 175 basis points of EBIT Margin Improvement when comparing Fiscal 2014 (i.e., the fiscal year ending January 31, 2015)’s adjusted EBIT margin versus the Fiscal 2013 (i.e., the fiscal year ended February 1, 2014)’s adjusted EBIT margin of 5.41%. There will be no payout for EBIT Margin Improvement of less than 100 basis points, and the Maximum payout will be earned for EBIT Margin Improvement of 250 basis points or greater. No payout against this metric will be made for Fiscal 2014 performance if actual adjusted EBIT (in dollar terms) for Fiscal 2014 is below Fiscal 2013’s adjusted EBIT of $222.9 million.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abercrombie & Fitch Co.

Dated: April 7, 2014

	By:	/s/ Robert E. Bostrom
Robert E. Bostrom
Senior Vice President, General Counsel and Corporate Secretary

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